Exhibit 99.1

Solta Medical Reports Second Quarter Results

Second Quarter Revenue Up 29% from Prior Year

Production of Liposonix® Systems Up 40% from Q1 2012 to Meet Growing Demand

Company Generates $4.0 Million in Cash Flow from Operations

HAYWARD, Calif., July 26, 2012 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the second quarter ended June 30, 2012. Revenue for the second quarter was $37.3 million, an increase of $8.3 million, or 29%, as compared to the second quarter of 2011. Revenue from Liposonix, the Company’s non-invasive fat reduction system, was $9.4 million, which was generated from shipments of 98 systems and associated consumables. Total revenue from treatment tips and consumables for the quarter was $18.2 million, representing 49% of total revenue. Revenue from the Asia Pacific region grew 32% year-over-year driven primarily from sales of the Company’s Thermage® and Clear + Brilliant® brands.

“Liposonix continues to gain traction in the market place and in order to meet demand, we ramped production of Liposonix systems by 40% during the quarter and doubled the production of transducer treatment tips. We expect to increase production over the balance of the year to meet the anticipated demand,” said Stephen J. Fanning, Chairman, President & CEO. “Approximately three-quarters of the available Liposonix product was shipped to customers in North America in Q2. We look forward to expanding our Liposonix commercialization efforts in markets outside of North America over the remainder of the year.”

GAAP net loss for the quarter was $26.3 million as compared to GAAP net loss of $0.2 million reported for the second quarter of 2011. Non-GAAP net income for the quarter was $2.7 million, or $0.04 per diluted share as compared to non-GAAP net income of $1.4 million, or $0.02 per diluted share for same period last year.

Solta Medical’s GAAP results for the second quarter include a $26.0 million charge for a fair value reassessment of the expected earn out payments associated with the acquisition of Liposonix. The total contingent consideration, which includes expected payments over the next seven years, has been increased by $26.0 million to $58.5 million, and is shown on the Company’s June 30, 2012 balance sheet as a short-term liability of $22.2 million and a long-term liability of $36.3 million. The Company’s GAAP results for the quarter also include $1.8 million of non-cash amortization and other acquisition related charges, and $1.2 million of non-cash stock based compensation charges. The Company provides non-GAAP financial measures that exclude these charges and expenses. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

“We produced our eleventh consecutive quarter of positive non-GAAP EBITDA and generated $4.0 million in cash flow from operations,” said Mr. Fanning. “In addition, non-GAAP operating income of $3.2 million for the second quarter more than doubled from $1.5 million in the prior year, demonstrating our ability to leverage our operating infrastructure.”

Also today the Company announced that it has signed a Commitment Letter from Silicon Valley Bank for a new $10 million term loan. Upon closing and funding, this term loan will provide the Company with additional capital to continue to drive growth and to address future obligations related to the Liposonix acquisition.

“We believe the additional $10 million term loan provides us with sufficient liquidity to support our operations through the next 12 months, including the 2013 contingent payments related to the acquisition of Liposonix. Nonetheless, we will continue to evaluate opportunities to strengthen our balance sheet,” Mr. Fanning concluded.

Financial Outlook for 2012

The company updated its financial outlook for 2012 as follows:

•

Revenue for the full year 2012 is now expected to be in the range of $142 million to $144 million, representing year-over-year revenue growth of 22% to 24%, driven by sales of the second generation Liposonix system. The Company previously provided a revenue outlook for full year 2012 in the range of $140 million to $143 million.

•

Non-GAAP gross margin is now estimated to be in the range of 64% to 67% for the full year 2012 as compared to the Company’s previously issued range of 63% to 66%. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, severance costs, and acquisition related adjustments. Non-GAAP gross margin for the six months ended June 30, 2012 was 67.5%.

•

The outlook for positive non-GAAP EBITDA for every quarter and for the full-year 2012 remains unchanged. Non-GAAP EBITDA excludes non-cash amortization charges, non-cash stock based compensation charges, severance costs, and acquisition related adjustments. Non-GAAP EBITDA for the six months ended June 30, 2012 was $4.7 million.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will also host a conference call and webcast today, Thursday, July 26, 2012, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-9205 for domestic participants and 480-629-9819 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers six aesthetic energy devices to address a range of issues, including skin resurfacing and rejuvenation with Fraxel® and Clear + Brilliant(TM), body contouring and skin tightening with Liposonix® and Thermage® and acne reduction with Isolaz® and CLARO(TM). As the innovator and leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Using similar fractional laser technology, Clear + Brilliant is a unique, cost-effective treatment to prevent and improve the early signs of photoaging. For body contouring, Liposonix is a non-surgical treatment to reduce waist circumference with advanced high-intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat beneath the skin. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. More than two million procedures have been performed with Solta Medical’s portfolio of products around the world. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding expected continued market acceptance of Liposonix, plans to increase future Liposonix production, the adequacy of our cash resources, and our financial outlook for 2012. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2011, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated event.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-9349

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue	$37,262	$28,954	$69,716	$55,405
Cost of revenue	13,714	10,391	25,925	18,781

Gross margin	23,548	18,563	43,791	36,624

Operating expenses:
Sales and marketing	13,673	11,915	27,619	23,733
Research and development	5,013	3,648	10,318	7,213
General and administrative	4,615	3,608	9,275	7,334
Remeasurement of contingent consideration liability	26,000	(484)	30,700	(484)

Total operating expenses	49,301	18,687	77,912	37,796

Loss from operations	(25,753)	(124)	(34,121)	(1,172)
Interest income	2	19	5	33
Interest expense	(350)	(21)	(701)	(74)
Other income and expense, net	(121)	(9)	(147)	118

Loss before income taxes	(26,222)	(135)	(34,964)	(1,095)
Provision for income taxes	64	71	121	136

Net loss	$(26,286)	$(206)	$(35,085)	$(1,231)

Net loss per share — basic and diluted	$(0.43)	$(0.00)	$(0.57)	$(0.02)

Weighted average shares outstanding used in calculating net loss per share:
Basic and diluted	61,719,575	60,634,849	61,536,050	60,269,804

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
GAAP Gross margin	$23,548	$18,563	$43,791	$36,624

GAAP gross margin as % of sales	63%	64%	63%	66%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$23,548	$18,563	$43,791	$36,624
Amortization and other non-cash acquisition related charges	1,375	844	3,033	1,689
Stock-based compensation	127	95	239	164

Non-GAAP gross margin	$25,050	$19,502	$47,063	$38,477

Non-GAAP gross margin as % of sales	67%	67%	68%	69%

GAAP loss from operations	$(25,753)	$(124)	$(34,121)	$(1,172)
Non-GAAP adjustments to net income (loss) from operations:
Amortization and other non-cash acquisition related charges	1,729	1,128	3,746	2,202
Remeasurement of contingent consideration liability	26,000	(484)	30,700	(484)
Acquisition-related expenses	58	120	151	120
Severance expenses (credits)	(11)	—	19	—
Stock-based compensation	1,209	812	2,349	1,481

Non-GAAP income from operations	$3,232	$1,452	$2,844	$2,147
Depreciation expenses	937	763	1,875	1,545

Non-GAAP EBITDA	$4,169	$2,215	$4,719	$3,692

GAAP net loss	$(26,286)	$(206)	$(35,085)	$(1,231)
Non-GAAP adjustments to net loss:
Amortization and other non-cash acquisition related charges	1,729	1,128	3,746	2,202
Remeasurement of contingent consideration liability	26,000	(484)	30,700	(484)
Acquisition-related expenses	58	120	151	120
Severance expenses (credits)	(11)	—	19	—
Stock-based compensation	1,209	812	2,349	1,481

Non-GAAP net income	$2,699	$1,370	$1,880	$2,088

GAAP basic net loss per share	$(0.43)	$(0.00)	$(0.57)	$(0.02)
Non-GAAP adjustments to basic loss per share:
Amortization and other non-cash acquisition related charges	$0.03	$0.02	$0.06	$0.04
Remeasurement of contingent consideration liability	$0.42	$(0.01)	$0.50	$(0.01)
Acquisition-related expenses	$0.00	$0.00	$0.00	$0.00
Severance expenses (credits)	$(0.00)	$0.00	$0.00	$0.00
Stock-based compensation	$0.02	$0.01	$0.04	$0.02

Non-GAAP basic net income per share	$0.04	$0.02	$0.03	$0.03

Non-GAAP diluted net income per share	$0.04	$0.02	$0.03	$0.03

GAAP weighted average shares outstanding used in calculating basic net loss per share	61,719,575	60,634,849	61,536,050	60,269,804

GAAP weighted average shares outstanding used in calculating diluted net loss per share	61,719,575	60,634,849	61,536,050	60,269,804
Adjustments for dilutive potential common stock	5,245,087	4,795,261	5,053,439	4,497,589

Weighted average shares outstanding used in calculating non-GAAP diluted net income per share	66,964,662	65,430,110	66,589,489	64,767,393

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$15,550	$17,417
Accounts receivable	14,995	13,282
Inventories	16,452	16,524
Prepaid expenses and other current assets	7,883	8,626

Total current assets	54,880	55,849
Property and equipment, net	6,449	6,818
Purchased intangible assets, net	45,887	49,352
Goodwill	96,620	96,620
Other assets	646	659

Total assets	$204,482	$209,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,606	$5,767
Accrued liabilities	16,465	16,126
Current portion of contingent consideration liability	22,200	—
Current portion of deferred revenue	4,186	4,521
Short-term borrowings	7,623	7,441
Customer deposits	880	610

Total current liabilities	56,960	34,465
Deferred revenue, net of current portion	642	824
Term loan, net of current portion	13,973	16,959
Non-current tax liabilities	2,999	2,975
Contingent consideration liability	36,300	27,800
Other liabilities	110	92

Total liabilities	110,984	83,115

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized 61,921,292, and 61,130,740 shares issued and outstanding at June 30, 2012 and December 31, 2011	62	61
Additional paid-in capital	200,964	198,565
Accumulated deficit	(107,528)	(72,443)

Total stockholders’ equity	93,498	126,183

Total liabilities and stockholders’ equity	$204,482	$209,298